Exhibit 99.1

Joe’s Jeans Reports 13% Increase in Net Sales for the 1st Quarter of Fiscal 2013

LOS ANGELES--(BUSINESS WIRE)--April 15, 2013--Joe’s Jeans Inc. (the “Company”) (NASDAQ: JOEZ) today announced financial results for the first quarter ended February 28, 2013. Highlights were:

  Consolidated first quarter net sales increased 13% to $29.4 million;
  Wholesale net sales increased 11%;
  Retail store net sales increased 23%; and
  Operating income increased 30%, excluding the one-time charge for contingent consideration buy-out expense.

For the first quarter of fiscal 2013, overall net sales were $29.4 million compared to $26.0 million from the prior year comparative period, or a 13% increase. Our overall gross profit for the quarter increased to $14.3 million from $13.1 million in the prior year comparative period, or a 9% increase. Our overall gross margin in the first quarter of fiscal 2013 was 49% compared to 50% in the prior year period. Operating expense in the first quarter of fiscal 2013 was $20.7 million compared to $11.3 million in the prior year period. Excluding the impact of a one-time charge of $8.7 million that represents the net present value of the contingent consideration buy-out expense, operating expenses would have been $12.0 million. Also excluding this charge, our operating income would have increased to $2.3 million for the quarter and our fully diluted earnings per share would have been $0.03 per share instead of a loss of $0.10 per share for the first quarter of fiscal 2013.

Marc Crossman, President and Chief Executive Officer, commented, “Our first quarter of fiscal 2013 continued another strong quarter of sales and income increases.” Crossman continued, “With that said, both our wholesale and retail segments posted healthy double digit growth for the quarter which translated into strong consolidated revenue and earnings growth for us, excluding the one-time charge.”

Wholesale

Net sales for our wholesale segment in the first quarter of fiscal 2013 increased 11% to $23.1 million from $20.8 million in the prior year period. Sales gains came from both our Joe’s® men’s and women’s sales channels and our else™ brand. Gross margins for our wholesale segment were 44% for the first quarter of fiscal 2013 compared to 46% in the prior year comparable quarter. For the first quarter, wholesale operating expense decreased to $3.5 million from $3.8 million a year ago. As a result of our improved sales and decreased operating expense, our wholesale operating income increased to $6.7 million in the first quarter of fiscal 2013 compared to $5.7 million in the prior year comparative period.

Mr. Crossman commented, “We are pleased to see our efforts in earlier quarters pay off with the performance of our men’s business, our Vintage Reserve program, and the addition of our else™ brand. Our men’s wholesale channel continues to perform with strong double digit growth as we grow with our department store partners.”

Retail

Net sales from our retail segment in the first quarter increased 23% to $6.3 million compared to $5.2 million in the prior year comparative period. The growth in retail sales was driven by revenue contribution from 30 stores compared to 22 stores in the prior year period. Same stores sales were down 1%. This same store sales decrease was due to tough comparisons at our full price stores against our successful “55 Colors” program in the year ago period. However, same store sales for our outlets increased. Gross margins for our retail segment decreased to 64% from 70% in the year ago period. Our gross margin declined as a result of heavy promotions from our peers that caused us to be more promotional in our outlets during the months of January and February than the year ago period. Retail operating expense increased due to the expansion of our store base. Overall, for the first quarter of fiscal 2013, we had an operating loss of $326,000 compared to operating income of $253,000 a year ago for our retail segment.

Mr. Crossman commented, “We are pleased with our growth in retail net sales for the quarter. Our new stores continue to perform well and we are pleased to see that our strategy to target smaller footprint stores in top locations is paying off.” Crossman continued, “Our recently opened Tysons Galleria store, at just under 1,000 square feet, is currently our 4th best performing full price retail store.”

Corporate and Other

For the first quarter of fiscal 2013, our corporate and other expenses were $12.8 million compared to $4.1 million in the first quarter a year ago. Corporate and other expenses increased due to the contingent consideration buy out expense of $8.7 million that we recorded. Excluding the contingent consideration buy-out expense, corporate and other expense would have been $4.0 million in the first quarter of fiscal 2013 compared to $4.1 million in the prior year period.

The Company will host a conference call on Monday, April 15, 2013 at 4:30 p.m. Eastern Time with the Company’s Chief Executive Officer, Marc Crossman, and its Chief Financial Officer, Hamish Sandhu, to discuss financial results for the first quarter ended February 28, 2013.

To access the live call, please dial 1(800) 264-7882 (U.S.) or 1(847) 413-3708 (International). The conference ID number and participant passcode is 34619450 and is titled the “Q1 2013 Joe’s Jeans Inc. Earnings Conference Call.” The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information. A telephone replay of the conference call will be available beginning at 7:00 p.m. Eastern Time on April 15, 2013 until 11:59 p.m. Eastern Time on April 22, 2013 by dialing 1(888) 843-7419 (U.S.) or 1(630) 652-3042 (International) and using the conference passcode 34619450#. In addition, the conference call will be archived for two weeks on the Company’s website at www.joesjeans.com.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude the effect of expense related to the contingent consideration buy-out expense. Management used these non-GAAP financial measures to internally evaluate the performance of its business and make operating decisions. We believe that providing the non-GAAP measures is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand our financial performance in comparison to historical periods, and it allows investors to evaluate our performance using the same methodology and information as that used by management. However, investors need to be aware that non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure.

We have provided a reconciliation table of the non-GAAP measure to the equivalent GAAP measure.

JOE'S JEANS INC. AND SUBSIDIARIES
NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF NET (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share data)

	Three months ended
	February 28, 2013	February 29, 2012
	(unaudited)

GAAP net (loss) income and comprehensive (loss) income	$(6,388)	$794
Contingent consideration buy-out expense, net of tax	8,104	-
Non-GAAP net income and comprehensive income, excluding contingent consideration buy-out expense	$1,716	$794

GAAP (loss) earnings per common share - basic	$(0.10)	$0.01
Non-GAAP earnings per common share - basic	$0.03	$0.01

GAAP (loss) earnings per common share - diluted	$(0.10)	$0.01
Non-GAAP earnings per common share - diluted	$0.03	$0.01

Adjusted weighted average shares outstanding:
Basic	66,646	65,043
Diluted	67,641	65,338

JOE'S JEANS INC. AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND SEGMENT RESULTS
(in thousands)

	Three months ended
	February 28, 2013	February 29, 2012
	(unaudited)

GAAP operating income (loss)	$(6,396)	$1,799
Contingent consideration buy-out expense	8,732	-
Non-GAAP operating income excluding contingent consideration buy-out expense	$2,336	$1,799

Non-GAAP operating income (loss):
Wholesale	$6,704	$5,671
Retail	(326)	253
Corporate and other, excluding contingent consideration buy-out expense	(4,042)	(4,125)
Non-GAAP operating income, excluding contingent consideration buy-out expense	$2,336	$1,799

JOE'S JEANS INC. AND SUBSIDIARIES
NON-GAAP SEGMENT OPERATING EXPENSES
(in thousands)

	Three months ended
	February 28, 2013	February 29, 2012
	(unaudited)

GAAP operating expenses:
Wholesale	$3,528	$3,827
Retail	4,409	3,333
Corporate and other	12,774	4,125
GAAP operating expenses	$20,711	$11,285

Non-GAAP operating expenses:
Wholesale	$3,528	$3,827
Retail	4,409	3,333
Corporate and other, excluding contingent consideration buy-out expense	4,042	4,125
Non-GAAP operating expenses, excluding contingent consideration buy-out expense	$11,979	$11,285

JOE'S JEANS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF NET (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME
(in thousands, except per share data)

	Three months ended
	February 28, 2013	February 29, 2012
	(unaudited)
Net sales	$29,430	$25,962
Cost of goods sold	15,115	12,878
Gross profit	14,315	13,084

Operating expenses
Selling, general and administrative	11,487	11,009
Depreciation and amortization	492	276
Contingent consideration buy-out expense	8,732	-
	20,711	11,285
Operating income (loss)	(6,396)	1,799
Interest expense	70	111
(Loss) income before provision for taxes	(6,466)	1,688
Income tax (benefit) expense	(78)	894
Net (loss) income and comprehensive (loss) income	$(6,388)	$794

(Loss) earnings per common share - basic	$(0.10)	$0.01

(Loss) earnings per common share - diluted	$(0.10)	$0.01

Weighted average shares outstanding:
Basic	66,646	65,043
Diluted	66,646	65,338

The following table sets forth certain segment information for the three months ended February 28, 2013 and February 29, 2012, respectively:

JOE'S JEANS INC. AND SUBSIDIARIES
SEGMENT RESULTS
(in thousands)

	Three months ended
	February 28, 2013	February 29, 2012
	(unaudited)
Net sales:
Wholesale	$23,087	$20,802
Retail	6,343	5,160
	$29,430	$25,962

Gross profit:
Wholesale	$10,232	$9,498
Retail	4,083	3,586
	$14,315	$13,084

Operating income (loss):
Wholesale	$6,704	$5,671
Retail	(326)	253
Corporate and other	(12,774)	(4,125)
	$(6,396)	$1,799

About Joe’s Jeans Inc.

Joe’s Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe’s® brand and related trademarks. More information is available at the Company website at www.joesjeans.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The matters discussed in this document involved estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this news release that are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate,” “project,” “expect” or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the Company’s financial performance or strategies; the highly competitive nature of the Company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the Company’s ability to respond to the business environment and fashion trends; continued acceptance of the Company’s brands in the marketplace; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; the risk that acts or omissions by the Company’s first party vendors could have a negative impact on the Company’s reputation; a possible oversupply of denim in the marketplace; and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report together with all of the Company’s other filings made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update these statements to reflect events or circumstances after the date on which such statement is made. Readers are cautioned not to place undue reliance on forward-looking statements.

CONTACT:
Joe’s Jeans Inc.
Hamish Sandhu, 323-837-3700 x 304
(Investor Relations)
or
Alejandra Dibos, 323-837-3700
alejandra@joesjeans.com
(Press)